   As filed with the Securities and Exchange Commission on January 23, 2003
                                                  Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         FIRST FEDERAL BANCSHARES, INC.
   (exact name of registrant as specified in its certificate of incorporation)

            DELAWARE                                   37-1397683
    (State or other jurisdiction of          (IRS Employer Identification No.)
    incorporation or organization)



                              109 EAST DEPOT STREET
                           COLCHESTER, ILLINOIS 62326
          (Address, including zip code of Principal Executive Offices)

                    FIRST FEDERAL BANK EMPLOYEES' SAVINGS AND
                           PROFIT SHARING PLAN & TRUST
                            (Full Title of the Plan)
                          -----------------------------

JAMES J. STEBOR                                 COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER           PAUL M. AGUGGIA, ESQUIRE
FIRST FEDERAL BANCSHARES, INC.                  THOMAS P. HUTTON, ESQUIRE
109 EAST DEPOT STREET                           MULDOON MURPHY & FAUCETTE LLP
COLCHESTER, ILLINOIS  62326                     5101 WISCONSIN AVENUE, N.W.
(309) 776-3225                                  WASHINGTON, DC  20016
                                                (202)  362-0840
 (Name, address, including zip code, and number, telephone including area code, of agent for service)

===================================================================================
    Title of                          Proposed     Proposed Maximum     Amount of
Securities to be    Amount to be   Purchase Price Aggregate Offering  Registration
   Registered      Registered(1)     Per Share         Price(2)            Fee
===================================================================================

  Common Stock     28,828 Shares     $20.06(3)        $578,289          $53(4)
 $.01 par Value
-----------------------------------------------------------------------------------
  Participation        (5)                                                (6)
    Interests
-----------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Federal Bank Employees' Savings and Profit Sharing Plan & Trust (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of First Federal Bancshares, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The average of the high and low prices per share as reported on the Nasdaq National Market (the "Common Stock") on January 21, 2003, in accordance with 17 C.F.R. Section 230.457(c).
(4) On October 23, 2001, FFBI paid an excess registration fee of $807.32 in connection with the filing of a Registration Statement on Form S-8 (Registration No. 333-72140) on October 24, 2001, of which a balance of $327 remains. The registration fee required for this filing will offset the excess registration fee previously paid.
(5) In addition, pursuant to 17 C.F.R. Section 230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R.
    Section 230.457(h).
(6) In accordance with 17 C.F.R. Section 230.457(h), the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

FIRST FEDERAL BANCSHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the First Federal Bank Employees' Savings and Profit Sharing Plan & Trust (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The registration statement on Form S-4 filed by the Company in connection with the merger of PFSB with and into FFBI (File No. 333-97847), which includes the consolidated statements of financial condition of First Federal Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2001, the ten months ended December 31, 2000 and the year ended February 29, 2000, filed with the SEC on August 9, 2002.

      (b) The Form 10-Q reports filed by the Company for the fiscal quarters ended March 31, 2002 (File No. 000-30753), June 30, 2002 (File No. 000-30753)
and September 30, 2002 (File No. 000-30753), filed with the SEC on May 8, 2002, August 14, 2002 and November 14, 2002, respectively.

      (c) The description of the Company's Common Stock contained in the Company's Form 8-A (File No. 000-30753), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on June 6, 2000, as incorporated by reference from the Company's Form SB-2 (File No. 333-36368), as amended, initially filed on May 5, 2002 and declared effective July 11, 2000.

      (d) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

      ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR

SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible under the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors with respect to its administration of the Plan.

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by a majority vote of the Directors who are not parties to such proceeding, even though less then a quorum.

B.    The   right  to  indemnification   conferred   in   Section   A  of   this
      Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:  A Director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.   LIST OF EXHIBITS

      The following exhibits are filed herewith (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      8.0 Tax Opinion not required. The Corporation has submitted or hereby undertakes to submit the 401(k) Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

      10.0     First  Federal  Bank Employees' Savings and Profit Sharing Plan &
               Trust

      23.0     Consent of Crowe, Chizek and Company LLP

      24.0     Power of Attorney

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in
connection   with   the  securities  being  registered,   the  Registrant  will,
unless  in   the  opinion  of  its  counsel  the  matter  has  been  settled  by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, First Federal Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colchester, State of Illinois on January 23, 2003.

                                      FIRST FEDERAL BANCSHARES, INC.


                                      By: /s/ James J. Stebor
                                         ---------------------------------------
                                         James J. Stebor
                                         President, Chief Executive Officer and
                                         Director

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       On January 23, 2003, we the undersigned officers and directors of First Federal Bancshares, Inc. hereby, severally and individually constitute and appoint James J. Stebor and Cathy D. Pendell, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) each of us to execute in the name, place and stead of each of us (individually) and in any capacity as stated, below), any and all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, said attorneys-in- fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of the undersigned, every act to be done in the premises as fully to all intents and purposes as any of the undersigned or could do in person and we hereby ratify and confirm our signatures as they might be signed by or said attorneys-in-fact and agents to any and all such amendments and instruments.

       Name                            Title                      Date
       ----                            -----                      ----

/s/ James J. Stebor
------------------------        President, Chief Executive,    January 23, 2003
James J. Stebor                 Officer and Director


/s/ Cathy D. Pendell
------------------------        Treasurer                      January 23, 2003
Cathy D. Pendell                (principal accounting and
                                financial officer)

/s/ Franklin M. Hartzell
------------------------        Chairman of the Board          January 23, 2003
Franklin M. Hartzell

/s/ B. Bradford Billings
-------------------------          Director                    January 23, 2003
B. Bradford Billings



--------------------------         Director                    __________, 2003
Murrel Hollis


/s/ Eldon R. Mette
--------------------------         Director                    January 23, 2003
Eldon R. Mette



--------------------------         Director                    __________, 2003
Gerald L. Prunty


/s/ Dr. Stephen L. Roth
--------------------------         Director                    January 23, 2003
Dr. Stephen L. Roth




--------------------------         Director                    __________, 2003
Richard D. Stephens

                                  EXHIBIT INDEX





Exhibit No. Description                           Method of Filing
----------- ------------------------------------- ------------------------------

   8.0      Tax Opinion not required.

  10.0      First Federal Bank Employees' Savings
            and Profit Sharing Plan & Trust       Filed herewith

  23.0      Consent of Crowe, Chizek and Company  Filed herewith.

  24.0      Power of Attorney                     Located on the signature page.








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